GLACIER WATER SERVICES INC.

                  Filing Type:    SC 13G

                  Description:    Statement of Beneficial Ownership
                  Filing Date:    February 1, 2001

                  Period End:    N/A

                  Primary Exchange:   American Stock Exchange
                           Ticker:            HOO



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                              SC 13G

                           UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, DC.  20549

                           SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (Amendment No. 13) *

                        GLACIER WATER SERVICES, INC.

 ................................................................................
                  (Name of Issuer)

                COMMON STOCK , $0.01 par value

 ................................................................................
                  (Title of Class of Stecurities)

                           376395109

         ..................................................................
                           (CUSIP Number)

                          November 27, 2000

 ................................................................................
         (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1 (b)


[   ] Rule 13d-1 ( c )

[   ] Rule 13d-19 (d)

                                Page 1 of 3 pages

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   CUSIP No. 376395109000           13G

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1.       Name of Reporting Person
      I.R.S. Identification No. of above Person

      Fred Kayne

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                                        2

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              2. Check the Appropriate Box if a Member of a group
(a)      [  ]
(b)      [  ]
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3.       SEC  Use only

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4.       Citizenship or Place of Organization

      California

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Number of Shares Beneficially Owned by Each Reporting Person With:

         5.   Sole Voting Power

                  240,000

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         6.   Shared Voting Power

                      0

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7.       Sole Dispositive Power

                      240,000

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         8.   Shared Dispositive Power

                      0

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9.   Aggregate Amount Beneficially Owned by Each Reporting Person

         240,000

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10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                     [  ]
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11.      Percent of Class Represented by Amount in Row (9)

      8.3%

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                                    3

12.       Type of Reporting Person

            IA

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Item 1 (a).                 Name of Issuer:
                                  Glacier Water Services, Inc.

Item 2 (b).                 Address of Issuer's Principal Executive Offices:
                                2261 Cosmos Court

                               Carlsbad, CA 92009

Item 2 (a).                  Name of Person Filing:
                                    Fred Kayne

Item 2 (b).                   Address of Principal Business or, if none,
                              Residence:
                                    1800 Ave. of the Stars #310
                                    Los Angeles, CA  90067

Item 2 (c ).                  Citizenship:
                                    California

Item 2 (d).                   Title of Class of Securities:
                                     Common Stock, $0.01 par value

Item 2 (e).                    CUSIP No.

                                  376395109000

Item 3. If this  statement is filed pursuant to Rules  13d-1-(b) or 13d-2(b) or
        (c), check whether the person filing is a:

(a)      [  ]  Broker or dealer registered under Section 15 of the Act
                       (15 U.S.C 780).

(b)      [  ]  Bank as defined in Section 3 (a) (6) of the Act
                      (15 U.S.C. 78c).

(c)      [  ]  Insurance Company as defined in Section 3(a) (19) of the Act
                      (15 U.S.C. 78c)

(d)      [  ]  investment company registered under Section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)      [X]  An investment adviser in accordance with
                         Rule 13d-19 (b) (1) (ii) (E);

(f)      [  ]  An employee benefit plan or endowment fund in accordance with
                      Rule 13d-1 (b) (1) (ii) (F) ;

(g)      [  ]  A parent holding company or control person in accordance with
                      Rule 13d-a(b) (1) (ii) (F);

(h)      [  ]  A savings association as defined in Section 3 (b) of the Federal
                     Deposit Insurance Act (12 U.S. C. 1813);

(i)      [  ]   A church plan that is excluded from the definition of an
                investment company under Section 3  (c )  (14) of the Investment
                Company Act of  1940 (15 U.S.C. 80a - 3);

(j)      [  ]  Group, in accordance with Rule 13d  - 1 (b) (1) (ii) (J).

Item 4.           Ownership. *

(a)      Amount beneficially owned:
              See the response (s) to Item 9 on the attached cover page(s).

(b)      Percent Class

              See the response (s) to Item 11 on the attached cover page(s).

(c)      Number of shares as to which such person has:

(i)      Sole power to vote or to direct the vote:  see the
                       Response to Item 5 on the attached cover page(s).

(ii)     Shared power to vote or to direct the vote:
                       See the response to Item 6 on the attached cover pages

(iii)    Sole power to dispose or to direct the disposition of:
                       See the responses to Item 8 on the attached cover pages.

Item 5.             Ownership of Five percent or less of a Class.
                          Not applicable

Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person.
                    Not applicable

Item 7. Identification and Classification of Members of the Subsidiary Which acquired the security being Reported on by the Parent Holding Company.
                        Not applicable

Item 8.             Identification and Classification of Members of the Group.
                        Not applicable.

Item 9.              Notice of Dissolution of Group.
                          Not applicable.

Item 10.            Certification.

                        By  signing  below I certify  that,  to the best of my
                    knowledge and Belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true complete and correct .

                  Date:  February 1, 2001



                  Signature:     /s/FRED KAYNE


                  Name/Title:   Fred Kayne